Exhibit 99.1

DISCOVER COMPLETES ACQUISITION OF THE STUDENT LOAN

CORPORATION

Riverwoods, IL, Jan. 3, 2011 – Discover Financial Services (NYSE:DFS) today announced the completion on Dec. 31, 2010, of its acquisition of The Student Loan Corporation (SLC).

The acquisition included SLC’s ongoing private student loan business and private student loans and other assets totaling $4.2 billion, along with $3.4 billion of SLC’s existing asset-backed securitization funding and other liabilities. The acquisition was preceded by a series of transactions in which Sallie Mae purchased $27 billion of SLC’s federal student loans and related assets, and Citibank purchased $8.7 billion of SLC’s federal and private student loans and other assets.

The acquisition expands Discover’s presence in the private student loan market by combining forces with a top-three originator of private student loans in the country. With SLC’s more than 50 years of expertise, Discover significantly increases its capabilities to serve schools, and help students and their families afford a college education.

About Discover

Discover Financial Services (NYSE: DFS) is a direct banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company operates the Discover card, America’s cash rewards pioneer, and offers personal and student loans, online savings accounts, certificates of deposit and money market accounts through its Discover Bank subsidiary. Its payment businesses consist of Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation’s leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in more than 185 countries and territories. For more information, visit www.discoverfinancial.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the company’s ability to successfully transition and integrate the new business, including operations, technology and marketing; the company’s ability to maintain relationships with schools, vendors and parties related to the transaction; the company’s ability to retain key employees; the company’s ability to execute on expense-reduction initiatives related to the new business; the impact of current, pending and future legislation, regulation and regulatory and legal actions, including new laws and rules related to student loans, financial regulatory reform and bankruptcy; the actions and initiatives of current and potential competitors; and the company’s ability to manage its credit risk. The forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available.

Additional factors that could cause the company’s results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the year ended November 30, 2009 and Quarterly Reports on Form 10-Q for the quarters ended February 28, 2010, May 31, 2010 and August 31, 2010, which are filed with the SEC and available at the SEC’s internet site (http://www.sec.gov).

Contacts:

Investors:

Craig Streem

224-405-3575

craigstreem@discover.com

Media:

Laura Gingiss

224-405-0185

lauragingiss@discover.com

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